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                     Allstate Life Insurance Company of New York
                         Supplement dated July 14, 2009
                To the following Prospectuses, as supplemented:

                Allstate Provider, Prospectus Dated May 1, 2002
               SelectDirections, Prospectus Dated April 30, 2005
               AIM Lifetime Plus, Prospectus Dated April 30, 2005
             AIM Lifetime Plus II, Prospectus Dated April 30, 2005
               Custom Portfolio, Prospectus Dated April 30, 2005

This prospectus supplement amends certain disclosure contained in the prospectuses referenced above for your variable annuity contract issued by Allstate Life Insurance Company of New York ("Allstate New York").

The "Annual Reports and Other Documents" Section is deleted and replaced with the following:

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission ("SEC") recently adopted rule 12h-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 12h-7 exempts an insurance company from filing reports under the Exchange Act when the insurance company issues certain types of insurance products that are registered under the Securities Act of 1933 and such products are regulated under state law. Each of the variable annuities described in the prospectuses referenced above fall within the exemption provided under rule 12h-7. Allstate New York is hereby providing notice that it is electing to rely on the exemption provided under rule 12h-7 effective as of the date of this prospectus supplement or as soon as possible thereafter, and will be suspending filing reports under the Exchange Act.

The SEC allows us to "incorporate by reference" information that we file with the SEC into this prospectus supplement which means that incorporated documents are considered part of this prospectus supplement. We can disclose important information to you by referring you to those documents. This prospectus supplement incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 18, 2009, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 12, 2009.

Allstate New York will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Allstate New York, P.O. Box 758565, Topeka, KS 66675-8565 or by calling 1-800-457-8207. The public may read and copy any materials that Allstate New York files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov).